Exhibit 3.1

RESTATED CERTIFICATE OF INCORPORATION

OF

GREENMAN TECHNOLOGIES, INC.

Pursuant to Section 245 of the General Corporation Law of the State of Delaware, GreenMan Technologies, Inc. has adopted this Restated Certificate of Incorporation restating its Certificate of Incorporation (originally filed on June 27, 1995 and amended or supplemented by a Certificate of Merger filed June 29, 1995, a Certificate of Designations, Preferences and Rights of Class B Convertible Preferred Stock filed August 10, 1995, a Certificate of Amendment filed June 10, 1996, a Certificate of Amendment filed March 23, 1998, a Certificate of Designations, Preferences and Rights of Class B Convertible Preferred Stock filed September 3, 1998, a Certificate of Ownership and Merger filed October 6, 2000, a Certificate of Amendment filed February 28, 2003, and a Certificate of Elimination of Preferred Stock filed May 1, 2003), which Restated Certificate of Incorporation has been duly adopted by the Corporation’s board of directors without a vote of the stockholders in accordance with the provisions of said Section 245 and which Restated Certificate of Incorporation only restates and integrates and does not further amend the provisions of the Corporation’s Certificate of Incorporation, as heretofore amended and supplemented, and there is no discrepancy between those provisions and the provisions of this Restated Certificate of Incorporation.

FIRST.  The name of the Corporation is:

GREENMAN TECHNOLOGIES, INC.

SECOND.  The address of its registered office in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

THIRD.  The nature of the business or purposes to be conducted or promoted by the Corporation is as follows:

To engage in any lawful act of activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH.  This corporation is authorized to issue two classes of stock, to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares this corporation is authorized to issue is Thirty-One Million (31,000,000) shares of capital stock. Of such authorized shares, Thirty Million (30,000,000) shares shall be designated "Common Stock" and have a par value of $0.01 per share. One Million (1,000,000) shares shall be designated "Preferred Stock" and have a par value of $1.00 per share.

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

A.           COMMON STOCK.

1.           General.  The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock of any series as may be designated by this Board of Directors upon any issuance of the Preferred Stock of any series.

2.           Voting.  The holders of the Common Stock are entitled to one vote for each share held at all meetings of stockholders (and written actions in lieu of meetings)  There shall be no cumulative voting.

3.           Dividends.  Dividends may be declared and paid on the Common Stock from funds lawfully available therefor as and when determined by the Board of Directors and subject to any preferential dividend rights of any then outstanding Preferred Stock.

4.           Liquidation. Upon the dissolution or liquidation of the Corporation, whether voluntary or involuntary, holders of Common Stock will be entitled to receive all assets of the Corporation available for distribution to its stockholders, subject to any preferential rights of any then outstanding Preferred Stock.

B.           PREFERRED STOCK.

Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors of the Corporation as hereinafter provided.  Any shares of Preferred Stock which may be redeemed, purchased or acquired by the Corporation may be reissued except as otherwise provided by law.  Different series of Preferred Stock shall not be construed to constitute different classes of shares for the purpose of voting by classes unless expressly provided.

Authority is hereby expressly granted to the Board of Directors from time to time to issue the Preferred Stock in one or more series and in connection with the creation of any such series, by resolution or resolutions providing for the issue of the shares thereof, to determine and fix such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in such resolutions, all to the full extent now or hereafter permitted by the General Corporation Law of Delaware.  Without limiting the generality of the foregoing, the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to the Preferred Stock of any other series to the extent permitted by law.  No vote of the holders of the Preferred Stock or Common Stock shall be a prerequisite to the issuance of any shares of any series of the Preferred Stock authorized by and complying with the conditions of the Certificate of Incorporation, the right to have such vote being expressly waived by all present and future holders of the capital stock of the Corporation.

C.           CLASS A CONVERTIBLE PREFERRED STOCK.

The following powers, preferences and relative participating, optional or other special rights of, and the qualifications, limitations or restrictions upon, Class A Preferred shall be as follows:

1.           Dividends and Distributions.

1A.           Dividends.  When and as any dividend or distribution is declared or paid by the Corporation on the Common Stock at any time prior to the conversion of all of the outstanding Shares, whether payable in cash, property, securities or rights to acquire securities, the holders of Class A Preferred will be entitled to participate with the holders of Common Stock in such dividend or distribution as set forth in this paragraph 1A.  At the time such dividend or distribution is payable to the holders of Common Stock, the Corporation will pay each holder of Class A Preferred a portion of such dividend or distribution equal to the amount of the dividend or distribution per share of Common Stock payable at such time multiplied by the number of shares of Common Stock obtainable upon conversion of such holder’s Class A Preferred.  To the extent any dividends or distributions payable on any Class A Preferred are not paid, the amount of such dividends or distributions will be added to the Liquidation Value of such Class A Preferred and will remain a part thereof until such dividends or distributions are paid.  The provisions of this subparagraph 1A shall not apply to dividends or distributions payable in shares of Common Stock or in Options or Convertible Securities (as defined in paragraph 5 of this Part C) or any other dividend or distribution, if the declaration, distribution or payment thereof has resulted or will result in an adjustment to the Conversion Price of Class A Preferred under paragraph 5 of this Part C.

1B.           Distribution of Partial Dividend Payments.  If at any time the Corporation pays less than the total amount of dividends then declared with respect to the Class A Preferred, such payment will be distributed ratably among the holders of the Class A Preferred based upon the aggregate declared but unpaid dividends on the Class A Preferred held by each such holder.

2.           Liquidation.  Upon any liquidation, dissolution or winding up of the Corporation, the holders of shares of Class A Preferred will be entitled to be paid pro rata, before any distribution or payment is made upon any shares of Junior Securities, an amount in cash equal to the aggregate Liquidation Value of all shares of Class A Preferred outstanding, and the holders of the shares of Class A Preferred will not be entitled to any further payment.  If upon any such liquidation, dissolution or winding up of the Corporation, the Corporation’s assets to be distributed among the holders of shares of Class A Preferred are insufficient to permit payment to such holders of the aggregate amount which they are entitled to be paid, then the entire assets to be distributed will be distributed ratably among such holders based upon the aggregate Liquidation Value of the shares of Class A Preferred held by each such holder.  The Corporation will mail written notice of such liquidation, dissolution or winding up, not less than 45 days prior to the payment date stated therein, to each record holder of Class A Preferred.  Neither the consolidation or merger of the Corporation into or with any other corporation or corporations, nor the sale or transfer by the Corporation of all or any part of its assets, nor the reduction of the capital stock of the Corporation will be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this paragraph 2.

3.           Redemption.  Neither the Corporation nor any Subsidiary will redeem or otherwise acquire any Class A Preferred, except as otherwise expressly authorized herein or pursuant to a purchase offer made pro rata to all holders of Class A Preferred on the basis of the number of Class A Preferred owned by each such holder.

4.           Voting Rights.  Except as otherwise provided by the General Corporation Law of the State of Delaware, or in the Certificate of Incorporation of the Corporation, or as otherwise required by law, the Class A Preferred shall have no voting rights.  The foregoing notwithstanding, approval, by affirmative vote or written consent, of holders of at least a majority of the outstanding Shares of Class A Preferred shall be required for any of the following transactions: (a) any amendment to the Articles of Incorporation of the Corporation or to these Articles of Amendment if such amendment would alter the aggregate number of authorized shares, or the par value, of the Class A Preferred, or would adversely affect the powers, preferences or rights of the shares of Class A Preferred, or (b) any issuance by the Corporation of equity securities having a dividend or liquidation preference senior to, or on a parity with, the Class A Preferred.  On all matters where holders of the Class A Preferred are entitled to vote, each holder of Class A Preferred shall be entitled to the number of votes equal to the largest integral number of shares of Common Stock into which such holder’s shares of Class A Preferred could be converted, as of the record date, in the case of a meeting, or the effective date of any consent given in lieu of a meeting.

5.           Conversion.

5A.           Conversion Procedure.

(i)  At any time commencing six (6) months after the Corporation’s initial public offering or earlier with the Corporation’s prior written consent, any holder of Class A Preferred may convert all or any portion of the Class A Preferred (including any fraction of a Share) held by such holder into a number of shares of Common Stock and Redeemable Class A Common stock Purchase Warrants (the “Warrants”) computed by multiplying the number of Class A Preferred to be converted by one (1) in the case of the Common Stock and by two (2) in the case of the Warrants and dividing each result by the Conversion Price then in effect.

(ii)  Each conversion of Class A Preferred will be deemed to have been effected as of the close of business on the date on which the certificate or certificates representing the Class A Preferred to be converted have been surrendered at the principal office of the Corporation or its transfer agent, if any.  At such time as such conversion has been effected, the rights of the holder of such Class A Preferred as such holder will cease and the Person or Persons in whose name or names any certificate or certificates for shares of Common Stock are to be issued upon such conversion will be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby.

(iii)  As soon as possible after a conversion has been effected (but in any event within seven business days in the case of subparagraph (a) below), the Corporation will deliver to the converting holder;

(a) certificates representing the number of shares of Common Stock and Warrants issuable by reason of such conversion in such name or names and such denomination or denominations as the converting holder has specified;

(b) payment in an amount equal to all declared but unpaid dividends, if any, with respect to each Share converted plus the amount payable under subparagraph (vi) below with respect to such conversion; and

(c) a certificate representing any Class A Preferred which were represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which were not converted.

(iv)  The issuance of certificates for shares of Common Stock and Warrants upon conversion of Class A Preferred will be made without charge to the holders of such Class A Preferred for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of shares of Common Stock.  Upon conversion of each Share, the corporation will take all such actions as are necessary in order to insure that the Common Stock issuable with respect to such conversion will be validly issued, fully paid and nonassessable.

(v)  The Corporation will not close its books against the transfer of Class A Preferred or of Common stock or Warrants issued or issuable upon conversion of Class A Preferred in any manner which interferes with the timely conversion of the Class A Preferred.

(vi)  If any fractional interest in a share of Common Stock or Warrants would, except for the provisions of this subparagraph (vi), be deliverable upon any conversion of the Class A Preferred, the Corporation, in lieu of delivering the fractional share or Warrant therefor, will pay an amount to the holder thereof equal to the Market Price of such fractional interest as of the date of conversion.

5B.           Conversion Price.  The initial Conversion Price of the Class A Preferred will be $1.00.

5C.           Subdivision or Combination of Common Stock.  If the Corporation at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced, and if the Corporation at any time combines (by reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased.

5D.           Reorganization, Reclassification, Consolidation, Merger or Sale.  Any capital reorganization, reclassification, consolidation, merger or sale of all or substantially all of the Corporation’s assets to another Person which is effected in such a way that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock is referred to herein as an Organic Change.  Prior to the consummation of any Organic Change, the Corporation will make appropriate provisions (in form and substance satisfactory to the holders of a majority of the Class A Preferred then outstanding) to insure that each of the holders of Class A Preferred will thereafter have the right to acquire and receive, in lieu of or in addition to the shares of Common Stock immediately theretofore acquirable and receivable upon the conversion of such holder's Class A Preferred, such shares of stock, securities or assets as such holder would have received in connection with such Organic Change if such holder had converted his Class A Preferred immediately prior to such Organic Change  In any such case, the Corporation will make appropriate provisions (in form and substance satisfactory to the holders of a majority of the Class A Preferred then outstanding) to insure that the provisions of this paragraph 5 will thereafter be applicable to the Class A Preferred (including, in the case of any such consolidation, merger or sale in which the successor corporation or purchasing corporation is other than the Corporation, an immediate adjustment of the Conversion Price to the value for the Common Stock reflected by the terms of such consolidation, merger or sale, and a corresponding immediate adjustment in the number of shares of Common Stock acquirable and receivable upon conversion of Class A Preferred, if the value so reflected is less than the Conversion Price in effect immediately prior to such consolidation, merger or sale).  The Corporation will not effect any such consolidation, merger or sale, unless prior to the consummation thereof, the successor corporation (if other than the Corporation) resulting from consolidation or merger or the corporation purchasing such assets assumes by written instrument (in form reasonably satisfactory to the holders of a majority of the Class A Preferred then outstanding), the obligation to deliver to each such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire.

5E.           Notices.

(i)  Immediately upon any adjustment of the Conversion Price, the corporation will give written notice thereof to all holders of Class A Preferred.

(ii)  The Corporation will give written notice to all holders of Class A Preferred at least 20 days prior to the date on which the Corporation closes its books or takes a record (a) with respect to any dividend or distribution upon Common Stock, (b) with respect to any pro rata subscription offer to holders of Common Stock or (c) for determining rights to vote with respect to any Organic Change, dissolution or liquidation.

(iii)  The Corporation will also give written notice to the holders of Class A Preferred at least 20 days prior to the date on which any Organic Change will take place.

6.           Registration of Transfer.  The Corporation will keep at its principal office a register for the registration of Class A Preferred.  Upon the surrender of any certificate representing Class A Preferred at such place, the Corporation will, at the request of the record holder of such certificate, execute and deliver (at the Corporation's expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of Class A Preferred represented by the surrendered certificate.  Each such new certificate will be registered in such name and will represent such number of Class A Preferred as is requested by the holder of the surrendered certificate and will be substantially identical in form to the surrendered certificate.

7.           Replacement.  Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder will be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing Class A Preferred, and in the case of any such lose, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is an institutional investor its own agreement will be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation will (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of Class A Preferred represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

8.           Definitions.  As used in Part C of this Article FOURTH, the following terms shall have the following meanings:

“Common Stock” means the Corporation’s Common Stock, par value $.01 per share, and for purposes other than the conversion of Class A Preferred into Common stock, includes any capital stock of any class of the Corporation hereafter authorized which is not limited to a fixed sum or percentage of par or stated value in respect to the rights of the holders thereof to participate in dividends or in the distribution of assets upon any liquidation, dissolution or winding up of the Corporation.

“Junior Securities” means any of the Corporation’s equity securities other than the Class A Preferred.

“Liquidation Value” of any Share as of any particular date will be equal to the sum of $1.00 plus any declared and unpaid dividends on such Share added to the Liquidation Value of such Share pursuant to paragraph 1A and not paid.  The Liquidation Value shall be subject to equitable adjustment in the event of a stock dividend, stock split combination, reorganization or other similar event involving the Class A Preferred.

“Person” means an individual, a partnership, a corporation, an association, a Joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Subsidiary” means any corporation of which the shares of stock having a majority of the general voting power in electing the board of directors are, at the time as of which any determination is being made, owned by the Corporation either directly or indirectly through Subsidiaries.

“Warrants” means the Corporation’s Redeemable Class A Common Stock Purchase Warrants that are to be issued in connection with the Corporation’s initial public offering of its securities that are the subject of a Form SB-2 Registration Statement under the Securities Act of 1933, as amended, File No. 33-86138.

9.           Amendment and Waiver.

No amendment, modification or waiver will be binding or effective with respect to any provision of these Articles of Amendment without the prior written consent of the holders of a majority of the Class A Preferred outstanding at the time such action is taken; provided that no change in the terms hereof may be accomplished by merger or consolidation of the Corporation with another corporation unless the Corporation has obtained the prior written consent of the holders of a majority of the Class A Preferred then outstanding.

10.           Notices.  Except as otherwise expressly provided, all notices referred to herein will be in writing and will be delivered by registered or certified mail, return receipt requested, postage prepaid and will be deemed to have been given when so mailed (i) to the Corporation, at its principal executive offices and (ii) to any stockholder, at such holder’s address as it appears in the stock records of the Corporation (unless otherwise indicated in writing by any such holder).

FIFTH.   Intentionally omitted.

SIXTH.  The Corporation is to have perpetual existence.

SEVENTH.  In furtherance of and not in limitation of powers conferred by statute, the board of directors is expressly authorized:

To make, alter or repeal the by-laws of the Corporation.

To authorize and cause to be executed mortgages and liens upon the real and personal property of the Corporation.

To set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created.

By a majority of the whole board, to designate one or more committees, each committee to consist of one or more of the directors of the Corporation.  The board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee.  The by-laws may provide that in the absence of disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the board of directors to act at the meeting in the place of any such agent or disqualified member.  Any such committee, to the extent provided in the resolution of the board of directors, or in the by-laws of the Corporation, shall have and may exercise all the powers and authority of the board of directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to amending the certificate of incorporation, adopting an agreement of merger or consolidation, recommending to the stockholders the sale, lease or exchange of all or substantially all of the Corporation’s property and assets, recommending to the stockholders a dissolution of the Corporation or a revocation of a dissolution, or amending the by-laws of the Corporation; and, unless the resolution or the by-laws expressly so provide, no such committee shall have the power or authority to declare a dividend or to authorize the issuance of stock.

When and as authorized by the stockholders in accordance with statute, to sell, lease or exchange all or substantially all of the property and assets of the Corporation, including its goodwill and its corporate franchises, upon such terms and conditions and for such consideration, which may consist in whole or in part of money or property, including shares of stock in, and/or other securities of, any other corporation or corporations, as its board of directors shall deem expedient and for the beat interests of the corporation.

EIGHTH.  Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders, of this corporation, as the case may be, to be summoned in such manner as the said court directs.  If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders, of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

NINTH. To the maximum extent permitted by Section 102(b) (7) of the General Corporation Law of Delaware, a director of this corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

TENTH. The Corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of Delaware, as amended from time to time, indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys, fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such action, suit or proceeding and any appeal therefrom.

Indemnification may include payment by the Corporation of expenses in defending an action or proceeding in advance of the final disposition of such action or proceeding upon receipt of an undertaking by the person indemnified to repay such payment it if it is ultimately determined that such person is not entitled to indemnification under this Article.

The Corporation shall not indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person unless the initiation thereof was approved by the Board of Directors of the Corporation.

The indemnification rights provided in this Article TENTH shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any law, agreement or vote of stockholders or disinterested directors or otherwise, and (ii) shall inure to the benefit of the heirs, executors and administrators of such persons.  The Corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other employees or agents of the Corporation or other person serving the Corporation, and such rights may be equivalent to, or greater or lees than, those set forth in this Article.

ELEVENTH.  Meetings of the stockholders may be held within or without the State of Delaware, as the by-laws may provide.  The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the by-laws of the Corporation.  Elections of directors need not be by written ballot unless the by-laws of the Corporation shall so provide.

TWELFTH.  The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute and the Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.

IN WITNESS WHEREOF, the Corporation has caused this Restated Certificate of Incorporation to be signed by its President on this 1st day of May, 2003.

GREENMAN TECHNOLOGIES, INC.

By:           /s/ Charles E. Coppa
Name:      Charles E. Coppa
Title:        Vice President, Treasurer and Secretary

CERTIFICATE OF AMENDMENT

TO THE

RESTATED CERTIFICATE OF INCORPORATION

OF

GREENMAN TECHNOLOGIES, INC.

Pursuant to Section 242
of the General Corporation Law of
    the State of Delaware

GreenMan Technologies, Inc. (hereinafter called the “Corporation”), organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

At a meeting of the Board of Directors of the Corporation, resolutions were duly adopted, pursuant to Section 242 of the General Corporation Law of the State of Delaware, setting forth proposed amendments to the Restated Certificate of Incorporation of the Corporation and declaring said amendments to be advisable.  The Stockholders of the Corporation duly approved said proposed amendments at a meeting held on June 16, 2005 in accordance with Section 242 of the General Corporation Law of the State of Delaware.  The resolutions setting forth the amendments are as follows:

RESOLVED:
That Article FOURTH of the Restated Certificate of Incorporation of GreenMan Technologies, Inc. be and hereby is amended by deleting the first paragraph thereof and inserting in its place the following:

This corporation is authorized to issue two classes of stock, to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares this corporation is authorized to issue is Forty-One Million (41,000,000) shares of capital stock. Of such authorized shares, Forty Million (40,000,000) shares shall be designated “Common Stock” and have a par value of $0.01 per share. One Million (1,000,000) shares shall be designated “Preferred Stock” and have a par value of $1.00 per share.

RESOLVED:	That Article FOURTH of the Restated Certificate of Incorporation of GreenMan Technologies, Inc. be and hereby is amended by deleting Part C of such Article in its entirety.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its Chief Financial Officer this 19th day of July, 2005.

GREENMAN TECHNOLOGIES, INC.

By: /s/ Charles E. Coppa
      Name: Charles E. Coppa
      Title:   Chief Financial Officer,
    Treasurer and Secretary

CERTIFICATE OF AMENDMENT

TO THE

RESTATED CERTIFICATE OF INCORPORATION

OF

GREENMAN TECHNOLOGIES, INC.

Pursuant to Section 242
of the General Corporation Law of
    the State of Delaware

GreenMan Technologies, Inc. (hereinafter called the “Corporation”), organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

At a meeting of the Board of Directors of the Corporation, resolutions were duly adopted, pursuant to Section 242 of the General Corporation Law of the State of Delaware, setting forth a proposed amendment to the Restated Certificate of Incorporation of the Corporation, as amended to date, and declaring said amendment to be advisable. The Stockholders of the Corporation duly approved said proposed amendment at a meeting held on April 2, 2008 in accordance with Section 242 of the General Corporation Law of the State of Delaware. The resolution setting forth the amendment is as follows:

RESOLVED:
That Article FOURTH of the Restated Certificate of Incorporation of GreenMan Technologies, Inc., as amended to date, be and hereby is further amended by deleting the first paragraph thereof and inserting in its place the following:

This corporation is authorized to issue two classes of stock, to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares this corporation is authorized to issue is Sixty-One Million (61,000,000) shares of capital stock. Of such authorized shares, Sixty Million (60,000,000) shares shall be designated “Common Stock” and have a par value of $0.01 per share. One Million (1,000,000) shares shall be designated “Preferred Stock” and have a par value of $1.00 per share.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its Chief Financial Officer this 2nd day of April, 2008.

GREENMAN TECHNOLOGIES, INC.

By: /s/ Charles E. Coppa
       Name:  Charles E. Coppa
   Title:    Chief Financial Officer